AMENDMENT NO. 2 TO THE EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 TO THE EXECUTIVE EMPLOYMENT AGREEMENT (this "Amendment") is entered into on May 8, 2014 by and between Global Eagle Entertainment Inc., a Delaware corporation (the "Company"), and David M. Davis (the "Executive").

WITNESSETH:

WHEREAS, the Company and Executive entered into an Executive Employment Agreement dated as of January 31, 2013 (the "Agreement"); and

WHEREAS, the Company and Executive desire to amend the Agreement as provided in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties to this Amendment, intending to be legally bound, hereby agree as follows:

Section 1. Defined Terms. Capitalized terms used herein, unless otherwise defined herein, have the meanings ascribed to them in the Agreement.

Section 2. Amendment to Section 20 of the Agreement. Section 20 of the Agreement is replaced in its entirety with the following new Section 20:

> "20. Withholding; 280G. The Company and its Subsidiaries will be entitled to deduct or withhold from any amounts owing to the Executive any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes ("Taxes") imposed with respect to the Executive's compensation or other payments from the Company or any of its Subsidiaries or the Executive's ownership interest in the Company or any of its Subsidiaries or its parent (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, the Executive will indemnify and hold harmless the Company and its Subsidiaries for any amounts paid with respect to any such Taxes (but not including any penalties or interest due thereon, all of which shall be the responsibility of the Company). Notwithstanding any provision of this Agreement or any plan to the contrary, if all or any portion of the payments or benefits received or realized by Executive pursuant to this Agreement either alone or together with other payments or benefits that Executive receives or realizes or is then entitled to receive or realize from the Company or any of its Subsidiaries or its parent would constitute an "excess parachute payment" within the meaning of Section 280G of the Code and/or any corresponding and applicable state law provision, the payments or

benefits provided to Executive under this Agreement will be reduced by reducing the amount of payments or benefits payable to Executive to the extent necessary so that no portion of Executive's payments or benefits will be subject to the excise tax imposed by Section 4999 of the Code and any corresponding and/or applicable state law provision. In the event such a reduction in payments or benefits is required, the reduction shall be applied in a manner to minimize the total payments and benefits reduced by first reducing payments and benefits a greater percentage of which are treated as parachute payments. Notwithstanding the foregoing, a reduction will be made under the previous sentence only if, by reason of that reduction, Executive's net after tax benefit exceeds the net after tax benefit he or she would realize if the reduction were not made. For purposes of this paragraph, "net after tax benefit" means the sum of (i) the total payments or benefits received or realized by Executive pursuant to this Agreement all or a portion of which would constitute a "parachute payment" within the meaning of Section 280G of the Code and any corresponding and applicable state law provision, plus (ii) all other payments or benefits that Executive receives or realizes or is then entitled to receive or realize from the Company and any of its Subsidiaries all or a portion of which would constitute a "parachute payment" within the meaning of Section 280G of the Code and any corresponding and applicable state law provision, less (iii) the amount of FICA taxes and federal or state income taxes payable with respect to the payments or benefits described in (i) and (ii) above calculated at the maximum marginal individual income tax rate (without considering deductibility of state tax for federal tax purposes) for each year in which payments or benefits are realized by Executive (based upon the rate in effect for that year as set forth in the Code at the time of the first receipt or realization of the foregoing), less (iv) the amount of excise taxes imposed with respect to the payments or benefits described in (i) and (ii) above by Section 4999 of the Code and any corresponding and applicable state law provision."

Section 3. Effect of Amendment. Except as explicitly amended by the terms of this Amendment, the terms of the Agreement shall remain in effect and are unchanged by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed, all as of the day and year first above written.

COMPANY:

GLOBAL EAGLE ENTERTAINMENT INC., *a Delaware corporation*

By: ______________________

Name: Jay Itzkowitz

Title: GC

____
David M. Davis

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